Exhibit 5.2
CONSENT OF FRASER MILNER CASGRAIN LLP
     We hereby consent to the reference to our firm in the prospectus included in this Amendment No. 1 to the Registration Statement on Form F-10, to be filed with the United States Securities and Exchange Commission, on the cover page and under the captions “Description Of Debt Securities” and “Legal Matters”. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the United States Securities Act of 1933, as amended.

/s/ FRASER MILNER CASGRAIN LLP
Fraser Milner Casgrain LLP

March 11, 2009
Calgary, Canada